SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                                  Hemcure, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    423511104
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                                 (CUSIP Number)

                                 Michael Friess
                        5353 Manhattan Circle, Suite 101
                             Boulder, Colorado 80303
                                 (303-499-6000)
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                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                  May 18, 2005
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             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing inofrmation which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the
     Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  423511104
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1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Michael Friess
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2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [_]
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3.   SEC Use Only
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4.   Source of Funds          PF
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5.   Check if Disclosure of Legal Proceedings Is Required
     Pursuant to Items 2(d) or 2(e)                                   [_]
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6.   Citizenship or Place of Organization          United States
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Number of      7.   Sole Voting Power    2,187,500
Shares         -----------------------------------------------------------------
Beneficially   8.   Shared Boting Power   0
Owned by       -----------------------------------------------------------------
Each           9.   Sole Dispositive Power    2,187,500
Reporting      -----------------------------------------------------------------
Person         10.  Shared Dispositive Power   0
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11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     2,187,500  Common Stock
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12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
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13.  Percent of Class Represented by Amount in Row (11)     22.7%
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14.  Type of Reporting Person

     IN

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 June 22, 2005
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Date

 /s/ Michael Friess
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Signature

 Michael Friess
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Name/Title